EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Bob Evans Farms, Inc. 2010 Equity and Cash Incentive Plan of our reports dated June 28, 2010, with respect to the consolidated financial statements of Bob Evans Farms, Inc. and the effectiveness of internal control over financial reporting of Bob Evans Farms, Inc. included in its Annual Report (Form 10-K) for the year ended April 30, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young
Columbus, Ohio
September 13, 2010

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